                                 EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                          YEARS ENDED DECEMBER 31,
                         -----------------------------------------------------------
                            1996       1995        1994        1993         1992
                         ---------- ----------- ----------- -----------  -----------
PRIMARY EARNINGS PER
 SHARE:
Voting Common Stock
 outstanding............  5,290,151   5,351,907   5,545,230   5,686,029    5,715,225
Non-Voting Common Stock
 outstanding............  3,867,749   2,338,200          --          --           --
Series B Junior
 Convertible Preferred
 Stock..................         --   2,340,000   2,340,000   2,340,000    2,340,000
Common Stock
 equivalents............    461,813     346,551   2,685,741   2,008,377    1,964,574
                         ---------- ----------- ----------- -----------  -----------
Common Stock
 outstanding, including
 convertible securities.  9,619,713  10,376,658  10,570,971  10,034,406   10,019,799
Net income (loss) to
 common stockholders
 (000's)................ $   14,098 $    24,440 $    10,158 $    (2,494) $     8,492
Primary earnings (loss)
 per common share....... $     1.47 $      2.36 $      0.96 $      (.25) $      0.85
                         ========== =========== =========== ===========  ===========
FULLY DILUTED EARNINGS
 PER SHARE:
Voting Common Stock
 outstanding............  5,290,151   5,351,907   5,545,230   5,686,029    5,715,225
Non-Voting Common Stock
 outstanding............  3,867,749   2,338,200          --          --           --
Series B Junior
 Convertible Preferred
 Stock..................         --   2,340,000   2,340,000   2,340,000    2,340,000
Common Stock
 equivalents............    485,518     371,616   2,685,741   1,955,466    2,042,802
                         ---------- ----------- ----------- -----------  -----------
Common Stock
 outstanding, including
 convertible securities.  9,643,418  10,401,723  10,570,971   9,981,495   10,098,027
Net income (loss) to
 common stockholders
 (000's)................ $   14,098 $    24,440 $    10,158 $    (2,494) $     8,492
Fully diluted earnings
 (loss) per common
 share.................. $     1.46 $      2.35 $      0.96 $      (.25) $      0.84
                         ========== =========== =========== ===========  ===========

  Each share of the Series B Junior Convertible Preferred Stock is convertible into Non-Voting Common Stock on a one-for-nine hundred basis. All Series B Junior Convertible Preferred Stock is assumed to have been converted into Non-Voting Common Stock. Common stock equivalents include stock options granted to management, and stock warrants granted to certain lenders prior to 1995. Each stock option awarded to management gives the holder the right to purchase equivalent shares of Common Stock at the listed exercise price and becomes exercisable one year after the date of grant. During 1995 all of the remaining stock warrants were exercised in exchange for 2,399,850 shares of non-voting Common Stock for $1.11 each, 61,650 of which were subsequently repurchased and retired. Net income available to common stockholders prior to 1995 is net of dividends accrued on the Series A Exchangeable Preferred Stock.